The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated April 21, 2021

PROSPECTUS Dated November 16, 2020	Pricing Supplement No. 1,372 to
PROSPECTUS SUPPLEMENT Dated November 16, 2020	Registration Statement Nos. 333-250103; 333-250103-01
Dated April , 2021
Rule 424(b)(2)

$

Morgan Stanley Finance LLC

GLOBAL MEDIUM-TERM NOTES, SERIES A
Senior Notes

Buffered Autocallable Securities due April 28, 2023

Based on the Performance of Copper

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Buffered Autocallable Securities due April 28, 2023 Based on the Performance of Copper, which we refer to as the securities, are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest and provide for the minimum payment at maturity of only 2.50% of the stated principal amount. If the commodity price of copper, which we refer to as the underlying commodity, on either of the two review dates is at or above the initial commodity price, the securities will be automatically called for a fixed cash payment per security, which we refer to as the call price, that will vary depending on the review date. At maturity, if the securities have not previously been called and the final commodity price is at or above the initial commodity price, investors will receive a payment at maturity of $1,200 per security. If the securities have not previously been called and the final commodity price is less than the initial commodity price but has not decreased by an amount greater than the specified buffer amount, investors will receive a payment at maturity of $1,000 per security. However, if the securities have not previously been called and the final commodity price is less than the initial commodity price by an amount greater than the specified buffer amount, investors will lose 1% for every 1% decline of the underlying commodity beyond the specified buffer amount, subject to the minimum payment at maturity of 2.50% of the stated principal amount. Accordingly, you must be willing to accept the risk of losing up to 97.50% of your initial investment in the securities if the underlying commodity declines by an amount greater than the buffer amount. The securities are for investors who are willing to risk their principal and forgo current income and participation in the appreciation of the underlying commodity in exchange for the possibility of receiving a call price or payment at maturity that is greater than the stated principal amount if the commodity price on a review date or the final commodity price, as applicable, is at or above the initial commodity price, and, if the securities have not been called, in exchange for the buffer feature that applies only to a limited range of performance of the underlying commodity. Investors will not participate in any appreciation of the underlying commodity. The securities are notes issued as part of Morgan Stanley Finance LLC’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

•	The stated principal amount and original issue price of each security is $1,000.

•	We will not pay interest on the securities.

•	If, on either of the two review dates, the commodity price is at or above the initial commodity price, the securities will be automatically called on the third business day following such review date for the applicable call price, which will vary depending on the applicable review date, as specified below:

º	First Review Date, April 25, 2022: $1,100 (corresponding to 110.00% of the stated principal amount); or

º	Second Review Date, October 25, 2022: $1,150 (corresponding to 115.00% of the stated principal amount).

•	At maturity, if the securities have not previously been called, you will receive for each security that you hold an amount of cash equal to:

º	if the final commodity price is at or above the initial commodity price: $1,200 (corresponding to 120.00% of the stated principal amount),

º	if the final commodity price is less than the initial commodity price but is greater than or equal to 97.50% of the initial commodity price, which means it has not declined by more than the buffer amount of 2.50% from the initial commodity price: the $1,000 stated principal amount of the securities, or

º	if the final commodity price is less than 97.50% of the initial commodity price, which means it has declined by more than the buffer amount of 2.50% from the initial commodity price: $1,000 × (commodity performance factor + 2.50%).
This amount will be less than the stated principal amount of $1,000. However, under no circumstances will the payment at maturity be less than the minimum payment at maturity of $25 per security.

•	The buffer amount is 2.50%. As a result of the buffer amount of 2.50%, the price at or above which the underlying commodity must close on the final determination date so that investors do not suffer a loss on their initial investment is $ , which is 97.50% of the initial commodity price.

•	The minimum payment at maturity is $25 per security (2.50% of the stated principal amount).

•	The initial commodity price is $ , which is the commodity price on April 23, 2021, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date.

•	The final commodity price will equal the commodity price on the final determination date.

•	The final determination date is April 25, 2023.

•	Each review date and the final determination date are each subject to postponement for non-trading days and certain market disruption events.

•	The commodity performance factor is equal to: final commodity price / initial commodity price.

•	Investing in the securities is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper.

•	The securities will not be listed on any securities exchange.

•	The estimated value of the securities on the pricing date is approximately $966.20 per security, or within $26.20 of that estimate. See “Summary of Pricing Supplement” beginning on PS-2.

•	The CUSIP number for the securities is 61771VUH1. The ISIN for the securities is US61771VUH13.

You should read the more detailed description of the securities in this pricing supplement. In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities are riskier than ordinary debt securities. Securities linked to the performance of a single commodity are subject to the volatility and other risks associated with that commodity. See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

PRICE $1,000 PER SECURITY

	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$17.50	$982.50
Total	$	$	$

(1)	Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $17.50 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Description of Securities—Use of Proceeds and Hedging” beginning on PS-24.

The agent for this offering, Morgan Stanley & Co. LLC, is an affiliate of MSFL and a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Buffered Autocallable Securities due April 28, 2023 Based on the Performance of Copper, which we refer to as the securities, we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The return on the securities is linked to the performance of copper, which we refer to as the underlying commodity. The securities are for investors who are willing to risk their principal and forgo current income and participation in the appreciation of the underlying commodity in exchange for the possibility of receiving a call price or payment at maturity that is greater than the stated principal amount if the commodity price on a review date or the final commodity price, as applicable, is at or above the initial commodity price, and, if the securities have not been called, in exchange for the buffer feature that applies only to a limited range of performance of the underlying commodity. The securities provide a minimum payment at maturity of only 2.50% of the stated principal amount and all payments on the securities are subject to our credit risk.

The securities are riskier than ordinary debt securities. Securities linked to the performance of a single commodity are subject to the volatility and other risks associated with that commodity. See “Risk Factors” beginning on PS-9.

Each security costs $1,000	We are offering the Buffered Autocallable Securities due April 28, 2023 Based on the Performance of Copper, which we refer to as the securities. The stated principal amount and issue price of each security is $1,000.

The original issue price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $966.20, or within $26.20 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying commodity. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying commodity, instruments based on the underlying commodity, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the commodity price that will result in the securities being called on the call dates and the call prices, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions,

including those related to the underlying commodity, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

The securities provide a minimum payment at maturity of only 2.50% of the stated principal amount	Unlike ordinary debt securities, the securities do not pay interest and provide a minimum payment at maturity of only 2.50% of the stated principal amount. If the securities have not been called prior to maturity and the final commodity price has declined by more than 2.50% from the initial commodity price, you will lose 1% of the stated principal amount for every 1% of decline in the price of the underlying commodity beyond the specified buffer amount, subject to the minimum payment at maturity of 2.50% of the stated principal amount. Under these circumstances, the payment at maturity will be less than the stated principal amount. You could lose up to 97.50% of your initial investment in the securities.

The securities will be automatically called if the commodity price on either of the two review dates is at or above the initial commodity price	If the commodity price on either of the two review dates is at or above the initial commodity price, the securities will be automatically called for the call price on the third business day following the related review date, which we refer to as a call date. The call price will be an amount of cash that will vary depending on the applicable review date, as follows:

•      if the commodity price on April 25, 2022, the first review date, is at or above the initial commodity price, the securities will be called for a call price of $1,100 per security (corresponding to 110.00% of the stated principal amount), or

•      if the commodity price on October 25, 2022, the second review date, is at or above the initial commodity price, the securities will be called for a call price of $1,150 per security (corresponding to 115.00% of the stated principal amount).

Each review date is subject to postponement for non-trading days and certain market disruption events as described under “Description of Securities—Review Dates.”

If the securities are not automatically called prior to maturity, the payment at maturity will vary depending on the final commodity price

At maturity, if the securities have not previously been called, you will receive for each $1,000 stated principal amount of securities that you hold an amount of cash that will vary depending on the final commodity price, and will be equal to:

•      if the final commodity price is at or above the initial commodity price: $1,200 (corresponding to 120.00% of the stated principal amount),

•      if the final commodity price is less than the initial commodity price but is greater than or equal to 97.50% of the initial commodity price, which means it has not declined by more than the buffer amount of 2.50% from the initial commodity price: the $1,000 stated principal amount of the securities, or

•      if the final commodity price is less than 97.50% of the initial commodity price, which means it has declined by more than the buffer amount of 2.50% from the initial commodity price:

$1,000 × (commodity performance factor + 2.50%)

where,

commodity performance factor	=	final commodity price
initial commodity price

initial commodity price	=	$ , which is the commodity price on April 23, 2021, which is the day we price the securities for initial sale to the public, which we refer to as the pricing date
final commodity price	=	the commodity price on the final determination date
final determination date	=	April 25, 2023, subject to postponement for non-trading days and certain market disruption events as described under “Description of Securities—Final Determination Date”
commodity price	=	on any trading day, the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as published by LME on such date.

You will lose 1% of the stated principal amount for every 1% decline in the price of the underlying commodity beyond the specified buffer amount, subject to the minimum payment at maturity of 2.50% of the stated principal amount. You could lose up to 97.50% of your initial investment in the securities.

All payments on the securities upon an automatic early call or at maturity are subject to our credit risk.

Beginning on PS-7, we have provided examples titled “Hypothetical Payouts on the Securities upon Automatic Call or at Maturity,” which explain in more detail the possible payouts on the securities on each call date and at maturity assuming a variety of hypothetical commodity prices for each review date and hypothetical final commodity prices, as applicable. The hypothetical examples do not show every situation that can occur.

You can review the historical prices of the underlying commodity in the section of this pricing supplement called “Description of Securities—Historical Information” starting on PS-22. You cannot predict the future price of the underlying commodity based on its historical prices.

Investing in the securities is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper.

The appreciation potential of the securities is limited to the fixed returns specified for each call date or at maturity, as applicable, and investors will not participate in any appreciation of the underlying commodity	The appreciation potential of the securities is limited to the fixed return specified for each call date or at maturity, as applicable, regardless of any greater price performance of the underlying commodity, which could be significant. In addition, the automatic early call feature may limit the term of your investment to as short as one year. If the securities are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

Investing in the securities is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper	Investing in the securities is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper. By purchasing the securities, you do not purchase any entitlement to copper or futures contracts or forward contracts on copper. Further, by purchasing the securities, you are assuming our credit risk and not that of any counter-party to futures contracts or forward contracts on the underlying commodity.

Concentrated investment	All payments on the securities are linked exclusively to the price of copper and not

in copper	to a diverse basket of commodities or a broad-based commodity index. Therefore, the securities carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

Postponement of maturity date	If, due to a market disruption event or otherwise, the final determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be the second business day following the final determination date as postponed. See “Description of Securities—Maturity Date.”

Morgan Stanley Capital Group Inc. will be the calculation agent	We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for The Bank of New York Mellon, a New York banking corporation, the trustee for our senior notes. As calculation agent, MSCG will determine the initial commodity price, the commodity price on each review date, the final commodity price, whether the commodity price on either of the two review dates is at or above the initial commodity price and therefore whether the securities will be called following such review date, whether a market disruption event has occurred, and, if the securities are not called prior to maturity, the amount of cash you will receive at maturity.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest	The agent for the offering of the securities, MS & Co., a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL, will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

You may revoke your offer to purchase the securities prior to our acceptance	We are using this pricing supplement to solicit from you an offer to purchase the securities. You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities	The securities are unsecured debt securities issued as part of our Series A medium-term note program. You can find a general description of our Series A medium-term note program in the accompanying prospectus supplement dated November 16, 2020 and prospectus dated November 16, 2020. We describe the basic features of this type of security in the section of the prospectus supplement called “Description of Notes—Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.” You should also read about some of the risks involved in investing in the securities in the section of this pricing supplement called “Risk Factors.” The tax and accounting treatment of investments in commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities. See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.” We urge you to consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

HOW THE SECURITIES WORK

The following diagrams illustrate the potential outcomes for the securities depending on the commodity price on each of the review dates and the final commodity price, as applicable.

Diagram #1: Automatic Early Call (Starting April 2022)

Diagram #2: Payment at Maturity if No Automatic Early Call Occurs

HYPOTHETICAL PAYOUTS ON THE SECURITIES UPON AUTOMATIC CALL OR AT MATURITY

The following examples illustrate the payout on the securities for a range of commodity prices for each of the review dates and a range of final commodity prices, as applicable, and are being provided for illustrative purposes only. These examples are based on the following terms:

•	Hypothetical Initial Commodity Price: $8,000

•	Hypothetical Call Price:

o	$1,100 if the securities are automatically called immediately after the April 25, 2022 review date

o	$1,150 if the securities are automatically called immediately after the October 25, 2022 review date

•	Payment at Maturity:

o	If the final commodity price is at or above the initial commodity price: $1,200

o	If the final commodity price is less than the initial commodity price but has not declined by an amount greater than the buffer amount of 2.50% from the initial commodity price: $1,000

o	If the final commodity price has declined by an amount greater than the buffer amount of 2.50% from the initial commodity price: $1,000 × (commodity performance factor + 2.50%)

•	Stated Principal Amount (per security): $1,000

•	Buffer Amount: 2.50%

The actual initial commodity price will be determined on the pricing date.

•	In Examples 1 and 2, the commodity price on one of the two review dates is at or above the initial commodity price. Because the commodity price on one of the two review dates is at or above the initial commodity price, the securities are automatically called following the relevant review date for the applicable call price. However, investors do not participate in the appreciation of the underlying commodity. In each of Examples 3, 4 and 5, the commodity price on each of the review dates is lower than the initial commodity price, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

Review Date	Example 1		Example 2		Example 3		Example 4		Example 5
	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout	Hypothetical Commodity Price	Payout
#1	$9,500	$1,100	$7,000	—	$4,500	—	$4,500	—	$4,500	—
#2	—	—	$9,000	$1,150	$6,000	—	$6,000	—	$6,000	—
Final Determination Date	—	—	—	—	$12,000	$1,200	$7,920	$1,000	$1,600	$225
Total Payout:	$1,100 immediately after the April 25, 2022 review date		$1,150 immediately after the October 25, 2022 review date		$1,200 at maturity		$1,000 at maturity		$225 at maturity

•	In Example 3, the final commodity price is $12,000, which is higher than the hypothetical initial commodity price of $8,000 and represents a 50% increase in the initial commodity price. The payment at maturity equals $1,200 per security, representing a 20% return on your investment. The return on your investment would be less than the 50% return you would receive on a comparable investment linked to the simple return on the underlying commodity.

•	In Example 4, the final commodity price is $7,920, which is lower than the hypothetical initial commodity price of $8,000 and represents a 1% decline from the initial commodity price. Because the final commodity price has not declined by more than the buffer amount of 2.50% from the initial commodity price, the payment at maturity equals the stated principal amount of $1,000 per security.

•	In Example 5, the final commodity price is $1,600, which represents an 80% decline from the initial commodity price. Because the final commodity price has declined by more than the buffer amount of 2.50% from the initial commodity price, investors are exposed to that decline on a 1-to-1 basis beyond the buffer amount and will receive a payment at maturity that represents a 77.50% loss of their principal, calculated as follows:

$1,000 × (commodity performance factor + 2.50%) = $1,000 × (20% + 2.50%) = $225.

If the securities are not called prior to maturity and the final commodity price has declined from the initial commodity price by more than the specified buffer amount, you will be exposed to the negative performance of the underlying commodity beyond the buffer amount at maturity, and you will lose some, and up to 97.50%, of your initial investment in the securities.

RISK FACTORS

The securities are not secured debt, are riskier than ordinary debt securities, do not pay any interest and, unlike ordinary debt securities, provide a minimum payment at maturity of only 2.50% of the stated principal amount. Investing in the securities is not equivalent to investing directly in copper or in futures contracts or forward contracts on copper. This section describes the material risks relating to the securities. For a complete list of risk factors, please also see the accompanying prospectus supplement and prospectus. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

Risks Relating to an Investment in the Securities

The securities do not pay interest and provide a minimum payment at maturity of only 2.50% of the stated principal amount	The terms of the securities differ from those of ordinary debt securities in that they do not pay interest and provide a minimum payment at maturity of only 2.50% of the stated principal amount of the securities. If the securities have not been automatically called prior to maturity and the final commodity price has decreased from the initial commodity price by an amount greater than the buffer amount of 2.50%, you will be exposed to the decline in the price of the underlying commodity, as compared to the initial commodity price, beyond the buffer amount, and you will receive for each security that you hold at maturity an amount that is less than the stated principal amount. You could lose up to 97.50% of your initial investment in the securities.

The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities	You are dependent on our ability to pay all amounts due on the securities and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

As a finance subsidiary, MSFL has no independent operations and will have no independent assets	As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The appreciation potential of the securities is limited to the fixed returns specified for each call date or at maturity, as applicable, and investors will not participate in any appreciation of the underlying commodity	The appreciation potential of the securities is limited to the fixed return specified for each call date or at maturity, as applicable, regardless of any greater price performance of the underlying commodity, which could be significant. In addition, the automatic early call feature may limit the term of your investment to as short as one year. If the securities are called prior to maturity, you may not be able to reinvest at comparable terms or returns.

The market price of the securities may be	Several factors, some of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be influenced by many unpredictable factors

willing to purchase or sell the securities in the secondary market. We expect that generally the market price of the underlying commodity on any day will affect the value of the securities more than any other single factor. However, because the payout on the securities is not directly correlated to the underlying commodity, the securities will trade differently from the underlying commodity. Factors that may influence the value of the securities include:

•      the market price of the underlying commodity and futures contracts on the underlying commodity, including in relation to the commodity price that will result in the securities being called on a call date, and the volatility (frequency and magnitude of changes in value) of such values or prices, as applicable;

•      trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•      interest and yield rates in the market;

•      geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the price of the underlying commodity;

•      the time remaining until the next review date and the maturity of the securities; and

•      any actual or anticipated changes in our credit ratings or credit spreads.

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention. As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity, and a sale of the securities prior to maturity may result in a loss. For example, you may have to sell your securities at a substantial loss if on that date the commodity price is near or below 97.50% of the initial commodity price.

You cannot predict the future prices of the underlying commodity based on its historical prices. If the securities are not called prior to maturity and the final commodity price is less than 97.50% of the initial commodity price, you will be exposed on a 1-to-1 basis to the decline in the final commodity price beyond the buffer amount. There can be no assurance that the securities will be called prior to maturity or that you will not lose some or a significant portion of your initial investment in the securities.

The amount payable on the securities is not linked to the performance of the underlying commodity at any time other than the review dates and the final determination date, as applicable	Whether the securities will be called on a call date and, if the securities have not been called prior to maturity, the amount payable on the securities at maturity will be based on the commodity price on the relevant review date and the final determination date, as applicable. Even if the underlying commodity appreciates prior to a review date or the final determination date but then drops by such review date or the final determination date, as applicable: (i) with respect to either of the two review dates, the securities may not be called, and (ii) with respect to the final determination date, the payment at maturity may be significantly less than it would have been had the payment at maturity been linked to the performance of the underlying commodity prior to such drop. Although the actual commodity price on the maturity date or at other times during the term of the securities may be higher than the commodity price on the review dates or the final determination date, the payout on the securities will be based solely on the commodity price on the review dates or the final determination date, as applicable.

The automatic call feature	The term of your investment in the securities may be limited to as short as

may limit the term of your investment to one year	approximately one year by the automatic early call feature of the securities. If the securities are called prior to maturity, you may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns.

Investing in the securities is not equivalent to investing in the underlying commodity or in futures contracts or forward contracts on the underlying commodity	By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity. Furthermore, by purchasing the securities, you are taking credit risk to us and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price	These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

The securities will not be listed on any securities exchange and secondary trading may be limited	The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities	One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in futures contracts on the underlying commodity, and possibly in other instruments related to the underlying commodity. Some of our affiliates also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price, and, as a result, increase (i) the price at or above which the underlying commodity must close on either of the two review dates so that the securities are automatically called prior to maturity for the applicable call price, and (ii) the price at or above which the underlying commodity must close on the final determination date so that investors do not suffer a loss on their initial investment in the securities. Additionally, our hedging activities, as well as our other trading activities, during the term of the securities could potentially affect the price of the underlying commodity, including on the review dates or the final determination date, and, accordingly, whether the securities are automatically called prior to maturity or the payment you will receive at maturity.

The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities	As calculation agent, MSCG will determine the initial commodity price, the commodity price on each review date, the final commodity price, whether the commodity price on either of the two review dates is at or above the initial commodity price and therefore whether the securities will be called following such review date, whether a market disruption event has occurred, and, if the securities are not called prior to maturity, the amount of cash you will receive at maturity. Moreover, certain determinations made by MSCG, in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “Description of Securities—Initial Commodity Price,” “—Commodity Price,” “—Review Dates,” “—Trading Day,” “—Calculation Agent,” “—Market Disruption Event,” and “—Alternate Exchange Calculation in Case of an Event of Default,” and “—Calculation Agent and Calculations” herein. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

The U.S. federal income tax consequences of an investment in the securities are uncertain

Please note that the discussions in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities supersede the discussions contained in the accompanying prospectus supplement.

Subject to the discussion under “United States Federal Taxation” in this pricing supplement, although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP (“our counsel”), under current law, and based on current market conditions, each security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this preliminary pricing supplement, it is subject to confirmation on the pricing date.

If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described herein. There is a risk that the IRS may seek to treat all or a portion of the gain on the securities as ordinary income. For example, there is a risk that the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders (as defined below) would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in this pricing supplement. Please read carefully the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and Non-U.S. Holders should read carefully the discussion under “United States Federal Taxation” in this pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal tax consequences of an investment in the securities as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Commodity

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally	All payments on the securities are linked exclusively to the price of copper and not to a diverse basket of commodities or a broad-based commodity index. The price of copper may not correlate to, and may diverge significantly from, the prices of commodities generally. Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index. The price of copper may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen. See “Description of Securities—Historical Information.”

Investments linked to a single commodity are subject to sharp fluctuations in commodity prices	Investments, such as the securities, linked to the prices of commodities, such as copper, are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the value of the underlying commodity, and accordingly, the value of your securities in varying and potentially inconsistent ways.

The price of copper may change unpredictably and affect the value of the securities in unforeseeable ways	The price of copper has fluctuated widely over the past several years. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors that are particularly important to demand for copper include the electrical and construction sectors. In recent years, demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. Demand is also sharply impacted by adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and Eastern Europe, and copper is refined mainly in Latin America, Australia and Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters. In previous years, copper supply has been affected by strikes, financial problems and terrorist activities. It is not possible to predict the aggregate effect of all or any combination of these factors.

Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the value of the securities	The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the price of the underlying commodity, and, therefore, the value of the securities.

There are risks relating to the trading of metals on the London Metal Exchange	The official cash offer prices of copper are determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME. The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts. In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days. In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months. As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates. If such aberrations occur on either of the review dates or the final determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper could be adversely affected and could have an impact on whether the securities are automatically called prior to maturity or the payment at maturity.

Legal and regulatory changes could adversely affect the return on and value of your securities

Futures contracts and options on futures contracts, including those related to the underlying commodity, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term “Security” refers to each $1,000 Stated Principal Amount of our Buffered Autocallable Securities due April 28, 2023 Based on the Performance of Copper.

Aggregate Principal Amount	$

Pricing Date	April 23, 2021

Original Issue Date (Settlement Date)	April 28, 2021 (3 Business Days after the Pricing Date).

Maturity Date	April 28, 2023, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled Final Determination Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following such Final Determination Date as postponed. See “––Final Determination Date” below.

Interest Rate	None

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

CUSIP Number	61771VUH1

ISIN	US61771VUH13

Denominations	$1,000 and integral multiples thereof

Underlying Commodity	Copper

Automatic Early Call	If, on either of the two Review Dates, the Commodity Price is at or above the Initial Commodity Price, we will call the Securities, in whole and not in part, for the applicable Call Price on the third Business Day following such Review Date (as may be postponed under “––Review Dates” below) (the applicable “Call Date”).

In the event that the Securities are subject to Automatic Early Call, we will, or will cause the Calculation Agent to, (i) on the Business Day following the applicable Review Date (as may be postponed under “––Review Dates” below), give notice of the Automatic Early Call of the Securities and the applicable Call Price, including specifying the payment date of the applicable amount due upon the Automatic Early Call (the applicable Call Date), to the Trustee, upon which notice the Trustee may conclusively rely, and to The Depository Trust Company, which we refer to as DTC, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the applicable Call Date. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Call Price	The Call Price will equal:

•	$1,100 (corresponding to 110.00% of the Stated Principal Amount) if the Automatic Early Call occurs with respect to the first Review Date; or

•	$1,150 (corresponding to 115.00% of the Stated Principal Amount) if the Automatic Early Call occurs with respect to the second Review Date.

Payment at Maturity	If the Securities have not been automatically called prior to maturity, you will receive for each $1,000 Stated Principal Amount of Securities that you hold a Payment at Maturity equal to:

•	if the Final Commodity Price is at or above the Initial Commodity Price, $1,200 (corresponding to 120.00% of the Stated Principal Amount),

•	if the Final Commodity Price is less than the Initial Commodity Price but is greater than or equal to 97.50% of the Initial Commodity Price, which means it has not declined by more than the Buffer Amount of 2.50% from the Initial Commodity Price, the $1,000 Stated Principal Amount, or

•	if the Final Commodity Price is less than 97.50% of the Initial Commodity Price, which means it has declined by more than the Buffer Amount of 2.50% from the Initial Commodity Price,

$1,000 × (Commodity Performance Factor + 2.50%).

This amount will be less than the Stated Principal Amount of $1,000. However, under no circumstances will the Payment at Maturity be less than the Minimum Payment at Maturity of $25 per Security.

We will, or will cause the Calculation Agent to, (i) provide written notice to the Trustee, upon which notice the Trustee may conclusively rely, and to DTC of the amount of cash to be delivered with respect to each $1,000 Stated Principal Amount of Securities on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Buffer Amount	2.50%. As a result of the Buffer Amount of 2.50%, the price at or above which the Underlying Commodity must close on the Final

Determination Date so that investors do not suffer a loss on their initial investment in the Securities is $        , which is 97.50% of the Initial Commodity Price.

Minimum Payment at Maturity	$25 per Security (2.50% of the Stated Principal Amount)

Commodity Performance Factor	A fraction, the numerator of which is the Final Commodity Price and the denominator of which is the Initial Commodity Price, as described by the following formula:

Commodity Performance Factor	=	Final Commodity Price
Initial Commodity Price

Commodity Price	The Commodity Price for the Underlying Commodity on any Trading Day will be determined by the Calculation Agent and will equal the official cash offer price per tonne of Copper Grade A on the Relevant Exchange for the spot market, stated in U.S. dollars, as published by the Relevant Exchange on such date.

Reuters, Bloomberg and various other third-party sources may report prices of the Underlying Commodity. If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.

Initial Commodity Price	The Commodity Price on the Pricing Date; provided that if the Pricing Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the Pricing Date, the Initial Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs; provided further that if a Market Disruption Event has occurred on each of the five consecutive Trading Days immediately succeeding the Pricing Date, the Calculation Agent will determine the Initial Commodity Price on such fifth succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Initial Commodity Price shall be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price as finally published by the Relevant Exchange differs from the relevant Initial Commodity Price specified in the pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	The Commodity Price on the Final Determination Date, as determined by the Calculation Agent.

Review Dates	April 25, 2022 (first Review Date) and October 25, 2022 (second Review Date); provided that if either scheduled Review Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on either scheduled Review Date, such Review Date will be postponed and the Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs. The Commodity Price as of either Review Date will not be determined on a date later than the fifth scheduled Trading Day following the relevant scheduled Review Date. If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Commodity Price as of the relevant Review Date on such fifth scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Commodity Price will be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, such Commodity Price as of the relevant Review Date shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Final Determination Date	April 25, 2023; provided that if the scheduled Final Determination Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the scheduled Final Determination Date, such Final Determination Date will be postponed and the Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs. The Commodity Price will not be determined on a date later than the fifth scheduled Trading Day following the scheduled Final Determination Date. If such date is not a Trading Day with respect to the Underlying Commodity or if there is a Market Disruption Event on such date, the Calculation Agent will determine the Commodity Price on such fifth scheduled Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price. If such quotations are provided as requested, the Commodity Price will be the arithmetic mean of such quotations. If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, as determined by the Calculation Agent.

Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity Reference Price	Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption	Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day that would otherwise be a Review Date or the Final Determination Date from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange	Relevant Exchange means the London Metal Exchange (“LME”) or, if the LME is no longer the principal exchange or trading market for the Underlying Commodity, such exchange or principal trading market for the Underlying Commodity that serves as the source of prices for the Underlying Commodity and any principal exchanges where options or futures contracts on the Underlying Commodity are traded.

Trading Day	Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or
Certificated Note	Book Entry. The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC’s nominee will be the only registered holder of the Securities. Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures. For more information regarding DTC and book-entry securities, please read “Forms of Securities—The

Depositary” and “Forms of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation

Agent	MS & Co. and its successors

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, us and the Guarantor.

All calculations and determinations with respect to the Automatic Early Call and the Payment at Maturity will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an investor in the Securities, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Commodity Price on each Review Date, the Final Commodity Price, whether the Commodity Price on either of the two Review Dates is at or above the Initial Commodity Price and therefore whether the Securities will be called following such Review Date, whether a Market Disruption Event has occurred, and, if the Securities are not called prior to maturity, the Payment at Maturity. MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment. See also “Risk Factors––The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities.”

Alternate Exchange Calculation

in Case of an Event of Default	In case an Event of Default with respect to the Securities will have occurred and be continuing, the amount declared due and payable per Security upon any acceleration of the Securities will be an amount in cash equal to the value of such Securities on the day that is two business days prior to the date of such acceleration, as determined by the Calculation Agent (acting in good faith and in a commercially reasonable manner) by reference to factors that the Calculation Agent considers relevant, including, without limitation: (i) then-current market interest rates; (ii) our credit spreads as of the Pricing Date, without adjusting for any subsequent changes to our creditworthiness; and (iii) the then-current value of the performance-based component of such Securities. Because the Calculation Agent will take into account movements in market interest rates, any increase in market interest rates since the Pricing Date will lower the value of your claim in comparison to if such movements were not taken into account.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to MSFL, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than this amount.

Historical Information	The following table sets forth the published high and low daily Commodity Prices of the Underlying Commodity, as well as the end-of-quarter Commodity Prices of the Underlying Commodity, for each calendar quarter in the period from January 1, 2016 to April 19, 2021. The Commodity Price on April 19, 2021 was $9,415.00. The graph following the table sets forth the daily Commodity Prices of the Underlying Commodity for the same period. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The Commodity Price of the Underlying Commodity on each day on which such price must be determined, including the Pricing Date, the Review Dates and the Final Determination Date, will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates. The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance, and no assurance can be given as to the Commodity Price on any date, including the Review Dates, or as to the Final Commodity Price. If the Securities are not automatically called prior to maturity and if the Final Commodity Price has declined by more than the Buffer Amount of 2.50% from the Initial Commodity Price, you will lose some, and up to 97.50%, of your initial investment at maturity. We cannot give you any assurance that the Securities will be called prior to maturity or that, if the Securities are not called, the Final Commodity Price will not have declined by an amount greater than the Buffer Amount so that at maturity you will not lose some or a significant portion of your initial investment in the Securities. The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Copper

High and Low Daily Commodity Prices and
End-of-Quarter Commodity Prices

January 1, 2016 through April 19, 2021

(stated in U.S. dollars)

Copper	High ($)	Low ($)	Period End ($)
2016
First Quarter	5,103.00	4,310.50	4,855.50
Second Quarter	5,045.00	4,504.00	4,827.00
Third Quarter	4,956.00	4,573.00	4,832.00
Fourth Quarter	5,935.50	4,620.50	5,501.00
2017
First Quarter	6,145.00	5,500.50	5,849.00
Second Quarter	5,907.50	5,466.00	5,907.50
Third Quarter	6,904.00	5,780.00	6,485.00
Fourth Quarter	7,216.00	6,447.00	7,157.00
2018
First Quarter	7,202.50	6,500.00	6,685.00
Second Quarter	7,262.50	6,625.00	6,646.00
Third Quarter	6,595.00	5,823.00	6,180.00
Fourth Quarter	6,325.00	5,931.50	5,965.00
2019
First Quarter	6,572.00	5,811.00	6,485.00
Second Quarter	6,509.00	5,756.00	5,972.00
Third Quarter	6,066.00	5,537.00	5,728.00
Fourth Quarter	6,211.00	5,599.00	6,156.00
2020
First Quarter	6,300.50	4,617.50	4,797.00
Second Quarter	6,038.00	4,772.00	6,038.00
Third Quarter	6,837.00	6,016.50	6,610.00
Fourth Quarter	7,964.00	6,409.50	7,741.50
2021
First Quarter	9,614.50	7,755.50	8,850.50
Second Quarter (through April 19, 2021)	9,415.00	8,768.00	9,415.00

Copper

Daily Commodity Prices

January 1, 2016 to April 19, 2021

Use of Proceeds and Hedging	The proceeds from the sale of the Securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Security issued, because, when we enter into hedging transactions in order to meet our obligations under the Securities, our hedging counterparty will reimburse the cost of the Agent’s commissions. The costs of the Securities borne by you and described beginning on PS-2 above comprise the Agent’s commissions and the cost of issuing, structuring and hedging the Securities. See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we expect to hedge our anticipated exposure in connection with the Securities by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the Underlying Commodity or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, increase (i) the price at or above which the Underlying Commodity must close on either of the two Review Dates so that the Securities are automatically called prior to maturity for the applicable Call Price or, if the Securities are not called prior to maturity, (ii) the price at or above which the Underlying Commodity must close on the Final Determination Date so that investors do not suffer a loss on their initial investment in the Securities. These entities may be unwinding or adjusting hedge positions during the term of the Securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Final Determination Date approaches. Additionally, our hedging activities, as well as our other trading activities, during the term of the Securities could potentially affect the price of the Underlying Commodity, including on the Review Dates or the Final Determination Date, and, accordingly, whether the Securities are automatically called prior to maturity, or the payment you will receive at maturity.

Supplemental Information Concerning

Plan of Distribution; Conflicts of Interest	Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $17.50 for each Security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Securities. When MS & Co. prices this offering of Securities, it will determine the economic terms of the Securities such that for each Security the estimated value on the Pricing Date will be no lower than the minimum level described in “Summary of Pricing Supplement” beginning on PS-2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as

FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities. Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account. The Agent must close out any naked short position by purchasing the Securities in the open market after the offering. A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities. Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities. The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into a hedging transaction in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

United States Federal Taxation	Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following summary is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of the ownership and disposition of the Securities. This discussion applies only to initial investors in the Securities who:

•	purchase the Securities in the original offering; and

•	hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	certain dealers and traders in securities or commodities;

•	investors holding the Securities as part of a “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies;

•	real estate investment trusts; or

•	tax-exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the Securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the Securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the Securities to you.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary. Moreover, the effect of any applicable state, local or non-U.S. tax laws is not discussed, nor are any alternative minimum tax consequences or consequences resulting from the Medicare tax on investment income.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date hereof may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

General

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities due to the lack of governing authority, in the opinion of our counsel, under current law, and based on current market conditions, each Security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the Securities or instruments that are similar to the Securities for U.S. federal income tax purposes, no assurance can be given that the Internal Revenue Service (the “IRS”) or a court will agree with the tax treatment described herein. Accordingly, you should consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments of the Securities). Unless otherwise stated, the following discussion is based on the treatment of the Securities as described in the previous paragraph.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of the Securities

Assuming the treatment of the Securities as set forth above is respected, the following U.S. federal income tax consequences should result.

Tax Treatment Prior to Settlement. A U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to settlement, other than pursuant to a sale or exchange as described below.

Tax Basis. A U.S. Holder’s tax basis in the Securities should equal the amount paid by the U.S. Holder to acquire the Securities.

Sale, Exchange or Settlement of the Securities. Upon a sale, exchange or settlement of the Securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or settlement and the U.S. Holder’s tax basis in the Securities sold, exchanged or settled. Any gain or loss recognized upon the sale, exchange or settlement of the Securities should be long-term capital gain or loss if the U.S. Holder has held the Securities for more than one year at such time, and short-term capital gain or loss otherwise.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper tax treatment of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the treatment described above. There is a risk that the IRS may seek to treat all or a portion of the gain on the Securities as ordinary income. For example, there is a risk that the IRS could seek to analyze the U.S. federal income tax consequences of owning the Securities under Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). If the IRS were successful in asserting that the Contingent Debt Regulations applied to the Securities, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the Securities every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of the contingent payment on the Securities. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange or other disposition of the Securities would generally be treated as ordinary income, and any loss realized would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount and as capital loss thereafter. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

Other alternative federal income tax treatments of the Securities are also possible, which if applied could significantly affect the timing and character of the income or loss with respect to the Securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments and issues presented by this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of the payment on the Securities at maturity and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. In addition, information returns may be filed with the IRS in connection with the payment on the Securities and the payment of proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•	a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

•	certain former citizens or residents of the United States; or

•	a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

Tax Treatment upon Sale, Exchange or Settlement of the Securities

In general. Assuming the treatment of the Securities as set forth above is respected, and subject to the discussion below concerning backup withholding, a Non-U.S. Holder of the Securities generally will not be subject to U.S. federal income or withholding tax in respect of amounts paid to the Non-U.S. Holder.

Subject to the discussion below regarding FATCA, if all or any portion of a Security were recharacterized as a debt instrument, any payment made to a Non-U.S. Holder with respect to the Securities would not be subject to U.S. federal withholding tax, provided that:

•	the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of Morgan Stanley stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to Morgan Stanley through stock ownership;

•	the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code, and

•	the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement. The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding a Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN (or other appropriate form) on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Among the issues addressed in the notice is the degree, if any, to which any income with respect to instruments such as the Securities should be subject to U.S. withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis. Non-U.S. Holders should note that we currently do not intend to withhold on any payment made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above and to the discussion below regarding FATCA). However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld. Accordingly, Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice referred to above.

Section 871(m) Withholding Tax on Dividend Equivalents

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Because the Securities reference a commodity that is not treated for U.S. federal income tax purposes as an Underlying Security, payment on the Securities to Non-U.S. Holders should not be subject to Section 871(m).

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty exemption, the Securities may be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with the payment on the Securities at maturity as well as in connection with the payment of proceeds from a sale, exchange or other disposition of the Securities. A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption. Compliance with the certification procedures described above under “―Tax Treatment upon Sale, Exchange or Settlement of the Securities ― Certification Requirement” will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Legislation commonly referred to as “FATCA” generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. FATCA generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). If the Securities were recharacterized as debt instruments, FATCA would apply to any payment of amounts treated as interest and to payments of gross proceeds of the disposition (including upon retirement) of the Securities. However, under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply on payments of gross proceeds (other than amounts treated as FDAP income). If withholding were to apply to the Securities, we would not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the potential application of FATCA to the Securities.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.